EXHIBIT 10.14 (c)

SECOND AMENDMENT TO THE

ANIXTER INC. EXCESS BENEFIT PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2011

WHEREAS, Anixter Inc. (the “Company”) maintains the Anixter Inc. Excess Benefit Plan as amended and restated effective January 1, 2011 (the “Plan”) for the benefit of designated participants in the Plan;

WHEREAS, pursuant to Section 9 of the Plan, the Company has reserved the right to amend the Plan and has delegated that authority, in certain respects, to the Anixter Inc. Employee Benefits Administrative Committee (the “Committee”); and

WHEREAS, the Committee wishes to amend the Plan to (i) clarify the normal form of benefit and the death benefits available under the Plan and (ii) clarify who is deemed to be a “specified employee” required to have his benefit commencement delayed in certain circumstances pursuant to Internal Revenue Code Section 409A.

NOW THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of December 1, 2012, as follows.

1.	Section 1(b) of the Plan is amended to read as follows:

“(b)	‘Beneficiary’:

(i)	shall, with respect to (A) a Section 7.01(c) Participant or (B) a former Section 7.01(a) Participant who (I) terminated employment with the Company on or before December 31, 2004, (II) was fully vested in the Excess Plan and (III) received no further accruals after that date, have the meaning ascribed in section 1.03 of the Pension Plan; and

(ii)	shall, with respect to all other Section 7.01(a) Participants not described in Section 1(b)(i) above, mean only (A) a surviving spouse, or (B) a same-sex domestic partner who (I) has entered into a valid domestic partnership with the Participant pursuant to state or local law or (II) is identified by the Participant as his domestic partner on an affidavit provided to the Company in accordance with procedures and requirements established by the Committee.

2.	Section 1(k) of the Plan is amended to read as follows:

“(k)	‘Joint and Survivor Annuity’ shall mean a monthly annuity that is paid to the retired Participant with a monthly survivor annuity paid during the life of the Beneficiary after the Participant’s death in the amount of fifty percent (50%) of the monthly benefit payable to the Participant. The Joint and Survivor Annuity shall be Actuarially Equivalent to the Life Annuity.”

3.	Section 4 of the Plan is amended and restated in its entirety to read as follows:

“4. Benefit Payments with respect to Section 7.01(a) Participants: Any former Section 7.01(a) Participant who terminated employment with the Company on or before December 31, 2004, was fully vested in the Excess Plan and received no further accruals after that date shall have his benefits payable at the same time and in the same manner and form as the benefits under the Pension Plan. Benefit payments to all other Section 7.01(a) Participants shall be made as follows.

(a)	Normal Benefit Commencement Date. Unless a Participant has made a timely election under subsection (b) below, the payment of benefits under the Excess Plan will commence on the first day of the month coincident with or next following (i) the date the Participant incurs a Separation from Service due to Retirement or Disability, or (ii) in the case of a Participant who incurs a Separation from Service for any reason other than death prior to obtaining age fifty-five (55), the date that such Participant attains age sixty-five (65).

(b)	Optional Benefit Commencement Date. A Participant may elect to delay the normal benefit commencement date specified in subsection (a)(i) above in accordance with this subsection (b). If eligible to make an election under this subsection (b), a Participant may elect to delay commencement of benefits to any permissible date up to his Normal Retirement Date, and such Participant’s monthly benefit amount as of such commencement date shall be adjusted so as to be Actuarially Equivalent to a Life Annuity (or Joint and Survivor Annuity, as applicable) commencing on his Normal Retirement Date. To be effective, any such election of an optional benefit commencement date must meet all of the following requirements: (i) the election must be made not less than twelve (12) months prior to the date benefits would have otherwise commenced; (ii) unless a payment relates to Disability or death, the election must be made before the Participant attains age sixty (60), and commencement of benefit payments must be deferred for a period of no less than five (5) years from the date the benefit payments would otherwise have commenced; and (iii) the election shall not take effect until at least twelve (12) months after the date on which such election is made.

(c)	Form of Payment. The normal form of payment of benefits under the Excess Plan for a Participant without a Beneficiary shall be a Life Annuity. The normal form of payment of benefits under the Excess Plan for a Participant with a Beneficiary shall be a a Joint and Survivor Annuity for the combined lives of the Participant and his Beneficiary.

(d)	Death Benefit Prior to Benefit Commencement Date.

(i)	If a Participant with a Beneficiary incurs a Separation from Service due to his death, his Beneficiary will receive the same benefit that would have been payable if the Participant had incurred a Separation from Service from the Company on the day prior to his death and died the following day. Payment of this benefit will begin on the first day of the month next following the Participant’s death.

(ii)	If a Participant with a Beneficiary dies following his Separation from Service but before he begins receiving payment of his benefit, his Beneficiary will receive the survivor portion of the Joint and Survivor Annuity beginning on the first day of the month next following the Participant’s death.

(iii)	No benefit will be payable pursuant to this Section 4(d) following the death of a Participant who does not have a Beneficary.

(e)	Cash Out of Small Amounts. Notwithstanding the foregoing, if the present value of a Participant’s benefit as of his benefit commencement date is calculated to be less than the applicable dollar amount for elective deferrals under Code Section 402(g)(l)(B) then in effect (as adjusted for cost-of-living increases under Code Section 402(g)(4)), the Company shall distribute the Participant’s benefit in a lump sum to the Participant (or the Participant’s Beneficiary, as applicable, in the event of the Participant’s death prior to the benefit commencement date) within 30 days of the benefit commencement date or the Participant’s death, as applicable.

(f)	Delay in Commencement for Specified Employees. Notwithstanding anything in this Section 4 to the contrary, if a Participant was one of the 50 highest paid employees of the Company on the basis of compensation recorded in Box 5 of the individual’s Form W-2 for the Plan Year ending prior to the date he incurs a Separation from Service for any reason other than death or Disability, and payment of his benefit would be made or commence within six (6) months of such date, payment of his benefit shall be delayed until the first day of the month that is six (6) months after such date. In such event, the benefit shall be determined as if payments had commenced as originally provided herein, and the first payment to the Participant shall include an amount equal to the sum of periodic payments which would have been paid to such Participant but for the delay required by section 409A(a)(2)(B)(9) of the Code. Notwithstanding the foregoing, if a Participant dies during the six (6)-month delay period described in this Section 4(f), his benefit shall be payable immediately to his Beneficiary (if applicable) as described in Section 4(d).”

4.	Section 5 of the Plan is amended to read as follows:

“5.	Benefit Payments with respect to Section 7.01(c) Participants: Benefit payments to all Section 7.01(c) Participants shall be made in a single sum on the first day of the month coincident with or next following six (6) months after the Participant’s Separation from Service for any reason other than death or Disability. Notwithstanding the foregoing, if the Section 7.01(c) Participant dies prior to payment being made to him (whether before or after Separation from Service), his benefit shall be paid in a single sum within 30 days of his death to his Beneficiary, or, if no Beneficiary survives him, to the Participant’s estate. Notwithstanding the foregoing, a Section 7.01(c) Participant will not receive any benefit under this Excess Plan unless he or she, as of the date of his or her Separation from Service is Vested in the pension benefit provided by the benefit formula set forth in section 7.01(c) of the Pension Plan.”

IN WITNESS WHEREOF, the Committee has caused this First Amendment to be duly executed this 1st of December 2012.

ANIXTER INC. EMPLOYEE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ Theodore A. Dosch

Its:	Chair